Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Senior Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS RECORD FOURTH QUARTER AND FULL YEAR RESULTS FOR 2016;
CONFIRMS 2017 EPS GUIDANCE

Fourth Quarter Year-over-year Highlights:

•	Net revenues increased 11.7% to $46.0 billion

•	Operating profit in line with Company’s expectations

•	GAAP diluted EPS from continuing operations of $1.59

•	Adjusted EPS of $1.71, an increase of 11.8%

Full Year Highlights:

•	Net revenues increased 15.8% to $177.5 billion

•	Operating profit in line with Company’s expectations

•	GAAP diluted EPS from continuing operations of $4.91

•	Adjusted EPS of $5.84, an increase of 13.2%

•	Cash flow from operations of $10.1 billion; free cash flow of $8.1 billion

2017 Guidance Confirmed:

•	Full year GAAP diluted EPS of $5.02 to $5.18

•	Full year Adjusted EPS of $5.77 to $5.93

•	First quarter GAAP diluted EPS of $0.82 to $0.88

•	First quarter Adjusted EPS of $1.07 to $1.13

•	Full year cash flow from operations of $7.7 to $8.6 billion and free cash flow of $6.0 to $6.4 billion

WOONSOCKET, RHODE ISLAND, February 9, 2017 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2016.

President and CEO Larry Merlo stated, “In 2016, we delivered strong results across the enterprise, with revenues up nearly 16% and Adjusted EPS up more than 13%. Adjusted EPS in the fourth quarter came in just above the high end of our guidance, as the Retail/LTC segment delivered results in line with our expectations while the PBM exceeded expectations. We also generated more than $8 billion in free cash for the full year, exceeding our expectation, and we returned more than $6 billion to shareholders through dividends and share repurchases. Our substantial cash generation capabilities provide opportunities to bolster our growth, and we will continue to be thoughtful and disciplined with respect to using our free cash to return value to shareholders.”

Revenues

Net revenues for the three months ended December 31, 2016 increased 11.7%, or $4.8 billion, to $46.0 billion, up from $41.1 billion in the three months ended December 31, 2015. For the year ended December 31, 2016, net revenues increased 15.8%, or $24.2 billion, to $177.5 billion, compared to $153.3 billion for the year ended December 31, 2015.

Revenues in the Pharmacy Services Segment increased 17.9% to $31.3 billion in the three months ended December 31, 2016. This increase was primarily driven by growth in pharmacy network and specialty pharmacy claims. Pharmacy network claims processed during the three months ended December 31, 2016, increased 23.9% to 294.3 million, compared to 237.4 million in the prior year. The increase in pharmacy network claim volume was primarily due to an increase in net new business. Mail choice claims processed during the three months ended December 31, 2016, increased 4.7% to 23.2 million, compared to 22.2 million in the prior year. The increase in the mail choice claim volume was primarily driven by continued adoption of our Maintenance Choice® offerings and an increase in specialty pharmacy claims, partially offset by a decline in traditional mail volume. For the year ended December 31, 2016, net revenues in the Pharmacy Services Segment increased 19.5% to $120.0 billion, compared to $100.4 billion in the year ended December 31, 2015.

Revenues in the Retail/LTC Segment increased 4.7% to $20.8 billion in the three months ended December 31, 2016. The increase was largely driven by the addition of the pharmacies of Target Corporation (“Target”), which were acquired in December 2015. Pharmacy same store prescription volumes rose 2.0% on a 30-day equivalent basis. Same store sales decreased 0.7% versus the prior year, with pharmacy same store sales up 0.2% and front store same store sales down 2.9%. Front store same store sales were negatively impacted by softer customer traffic and efforts to rationalize promotional strategies, partially offset by an increase in basket size. Pharmacy same store sales were negatively impacted for the quarter by approximately 380 basis points due to recent generic introductions.

For the year ended December 31, 2016, net revenues in the Retail/LTC Segment increased 12.6% to $81.1 billion, compared to $72.0 billion in the year ended December 31, 2015. Pharmacy same store prescription volumes rose 3.6% on a 30-day equivalent basis. Same store sales increased 1.9% for the year ended December 31, 2016, over the prior year, with pharmacy same store sales up 3.2% and front store same store sales down 1.5%.

For the three months ended December 31, 2016, the generic dispensing rate increased approximately 170 basis points to 85.4% in our Pharmacy Services Segment and increased approximately 120 basis points to 85.2% in our Retail/LTC Segment, compared to the prior year.

Operating Profit

For the three months ended December 31, 2016, consolidated operating profit increased $266 million. Operating profit for the quarter increased $242 million in the Pharmacy Services Segment and decreased $53 million in the Retail/LTC Segment. The Pharmacy Services Segment operating profit includes the favorable impact of a reversal of an accrual of $88 million in connection with a legal settlement. The Retail/LTC Segment operating profit includes acquisition-related integration costs of $87 million in 2016 versus $52 million in 2015 and an asset impairment charge of $34 million in 2016 recorded in connection with our 2017 store rationalization. Both segments benefited from increased generic drugs dispensed. The Pharmacy Services Segment was also positively affected by growth in specialty pharmacy, growth in Medicare Part D lives and favorable purchasing economics. The Retail/LTC Segment was also positively affected by the acquisition of the pharmacies and clinics of Target as well as an improved front store margin rate. These positive factors for both segments were partially offset by continued price compression in the Pharmacy Services Segment and reimbursement pressure in the Retail/LTC Segment. Corporate Segment operating expenses decreased $92 million from the prior year primarily due to the $90 million legal charge in the prior year associated with a disputed 1999 legal settlement.
For the year ended December 31, 2016, consolidated operating profit increased $884 million. Operating profit for the year increased by $683 million in the Pharmacy Services Segment and $151 million in the Retail/LTC Segment. The Pharmacy Services Segment operating profit includes the favorable legal matter discussed previously. The Retail/LTC Segment includes acquisition-related integration costs of $281 million in 2016 versus $64 million in 2015 and an asset impairment charge in 2016 of $34 million. The drivers of the increases are the same as those described above for the three months ended December 31, 2016, as well as the acquisition of Omnicare, Inc. (“Omnicare”) in August 2015. Corporate Segment operating expenses decreased $143 million during the year ended December 31, 2016, primarily due to a decrease in acquisition-related transaction and integration costs of $146 million, an $87 million decrease in legal charges associated with a disputed 1999 legal settlement, partially offset by operating expense increases associated with the 2015 acquisitions of Omnicare and the pharmacies and clinics of Target, as well as increases in legal and strategic initiative costs.

Net Income and Earnings Per Share

Net income for the three months ended December 31, 2016 was $1.7 billion, an increase of $208 million or 13.8%. The increase in net income is primarily due to the $266 million increase in operating profit discussed above. Net income for the year ended December 31, 2016 was $5.3 billion, an increase of $80 million or 1.5%. The increase is primarily driven by the $884 million increase in operating profit discussed above, partially offset by the $643 million loss on early extinguishment of debt and an increase in interest expense of $220 million due to higher net borrowings during the year associated with the July 2015 $15 billion debt issuance. The Company benefited from a lower effective income tax rate in the fourth quarter of 38.0% versus 38.9% in the prior year period, and 38.4% for the year ended December 31, 2016 versus 39.3% in the prior year. The lower effective income tax rates were primarily due to the resolution of income tax matters in open tax years through 2012, as well as other permanent items.

GAAP earnings per diluted share from continuing operations (“GAAP diluted EPS”) for the three months ended December 31, 2016 was $1.59 compared to $1.34 in the prior year. Adjusted earnings per share (“Adjusted EPS”) for the three months ended December 31, 2016 and 2015, was $1.71 and $1.53, respectively. Further detail is shown in the Adjusted Earnings Per Share reconciliation later in this release.

GAAP diluted EPS for the year ended December 31, 2016 was $4.91 compared to $4.62 in the prior year. Adjusted EPS for the year ended December 31, 2016 and 2015, was $5.84 and $5.16, respectively. Further detail is shown in the Adjusted Earnings Per Share reconciliation later in this release.

Guidance

The Company confirmed its previous EPS and cash flow guidance for the full year and first quarter of 2017. The Company expects to deliver GAAP diluted EPS of $5.02 to $5.18 and Adjusted EPS of $5.77 to $5.93 for the full year 2017. The Company expects to deliver GAAP diluted EPS of $0.82 to $0.88 and Adjusted EPS of $1.07 to $1.13 in the first quarter of 2017. The Company also confirmed its 2017 cash flow from operations guidance of $7.7 to $8.6 billion and free cash flow guidance of $6.0 to $6.4 billion. These 2017 guidance estimates assume the completion of $5.0 billion in share repurchases.

Mr. Merlo added, “As we outlined late last year, we have a four-point plan in place to return to more robust levels of growth in the years ahead. We remain confident in our model and our position in the evolving health care landscape. We can bring value to all health care stakeholders, helping them achieve their goals of making care more affordable, accessible, and effective.”

Real Estate Program

During the three months ended December 31, 2016, the Company opened 40 new retail stores and closed 25 retail stores. In addition, the Company relocated 16 retail stores. As of December 31, 2016, the Company operated 9,709 retail stores, including pharmacies in Target stores, in 49 states, the District of Columbia, Puerto Rico and Brazil.

As previously disclosed, the Company intends to close approximately 70 retail stores during 2017 and expects to take a charge of approximately $225 million associated with the remaining lease obligations of such stores. The vast majority of the store closures are expected to occur in the three months ending March 31, 2017. In connection with such anticipated store closures, the Company recorded a $34 million asset impairment charge in the three months ended December 31, 2016.
Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss its fourth quarter and annual results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health
CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,700 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with nearly 90 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services, and a leading stand-alone Medicare Part D prescription drug plan, the company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

— Tables Follow —

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2016	2015	2016	2015
Net revenues	$45,971	$41,145	$177,526	$153,290
Cost of revenues	38,365	33,844	148,669	126,762
Gross profit	7,606	7,301	28,857	26,528
Operating expenses	4,611	4,572	18,519	17,074
Operating profit	2,995	2,729	10,338	9,454
Interest expense, net	242	276	1,058	838
Loss on early extinguishment of debt	—	—	643	—
Income before income tax provision	2,753	2,453	8,637	8,616
Income tax provision	1,046	953	3,317	3,386
Income from continuing operations	1,707	1,500	5,320	5,230
Income (loss) from discontinued operations, net of tax	—	(1)	(1)	9
Net income	1,707	1,499	5,319	5,239
Net income attributable to noncontrolling interest	—	(1)	(2)	(2)
Net income attributable to CVS Health	$1,707	$1,498	$5,317	$5,237

Basic earnings per share:
Income from continuing operations attributable to CVS Health	$1.60	$1.35	$4.93	$4.65
Income from discontinued operations attributable to CVS Health	$—	$—	$—	$0.01
Net income attributable to CVS Health	$1.60	$1.35	$4.93	$4.66
Weighted average basic shares outstanding	1,064	1,107	1,073	1,118

Diluted earnings per share:
Income from continuing operations attributable to CVS Health	$1.59	$1.34	$4.91	$4.62
Income from discontinued operations attributable to CVS Health	$—	$—	$—	$0.01
Net income attributable to CVS Health	$1.59	$1.34	$4.90	$4.63
Weighted average diluted shares outstanding	1,069	1,114	1,079	1,126
Dividends declared per share	$0.425	$0.35	$1.70	$1.40

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
In millions, except per share amounts	2016	2015
Assets:
Cash and cash equivalents	$3,371	$2,459
Short-term investments	87	88
Accounts receivable, net	12,164	11,888
Inventories	14,760	14,001
Other current assets	660	722
Total current assets	31,042	29,158
Property and equipment, net	10,175	9,855
Goodwill	38,249	38,106
Intangible assets, net	13,511	13,878
Other assets	1,485	1,440
Total assets	$94,462	$92,437

Liabilities:
Accounts payable	$7,946	$7,490
Claims and discounts payable	9,451	7,653
Accrued expenses	6,937	6,829
Short-term debt	1,874	—
Current portion of long-term debt	42	1,197
Total current liabilities	26,250	23,169
Long-term debt	25,615	26,267
Deferred income taxes	4,214	4,217
Other long-term liabilities	1,549	1,542
Commitments and contingencies	—	—
Redeemable noncontrolling interest	—	39
Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,705 shares issued and
1,061 shares outstanding at December 31, 2016 and 1,699 shares issued and 1,101
shares outstanding at December 31, 2015	17	17
Treasury stock, at cost: 643 shares at December 31, 2016 and 597 shares
at December 31, 2015	(33,452)	(28,886)
Shares held in trust: 1 share at December 31, 2016 and 2015	(31)	(31)
Capital surplus	31,618	30,948
Retained earnings	38,983	35,506
Accumulated other comprehensive income (loss)	(305)	(358)
Total CVS Health shareholders’ equity	36,830	37,196
Noncontrolling interest	4	7
Total shareholders’ equity	36,834	37,203
Total liabilities and shareholders’ equity	$94,462	$92,437

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2016	2015
Cash flows from operating activities:
Cash receipts from customers	$172,310	$148,954
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(142,511)	(122,498)
Cash paid to other suppliers and employees	(15,550)	(14,162)
Interest received	20	21
Interest paid	(1,140)	(629)
Income taxes paid	(3,060)	(3,274)
Net cash provided by operating activities	10,069	8,412
Cash flows from investing activities:
Purchases of property and equipment	(2,224)	(2,367)
Proceeds from sale-leaseback transactions	230	411
Proceeds from sale of property and equipment and other assets	37	35
Acquisitions (net of cash acquired) and other investments	(539)	(11,475)
Purchase of available-for-sale investments	(65)	(267)
Maturity of available-for-sale investments	91	243
Net cash used in investing activities	(2,470)	(13,420)
Cash flows from financing activities:
Increase (decrease) in short-term debt	1,874	(685)
Proceeds from issuance of long-term debt	3,455	14,805
Repayments of long-term debt	(5,943)	(2,902)
Purchase of noncontrolling interest in subsidiary	(39)	—
Payment of contingent consideration	(26)	(58)
Dividends paid	(1,840)	(1,576)
Proceeds from exercise of stock options	224	299
Excess tax benefits from stock-based compensation	72	127
Repurchase of common stock	(4,461)	(5,001)
Other	(5)	(3)
Net cash provided by (used in) financing activities	(6,689)	5,006
Effect of exchange rates on cash	2	(20)
Net increase (decrease) in cash and cash equivalents	912	(22)
Cash and cash equivalents at the beginning of the year	2,459	2,481
Cash and cash equivalents at the end of the year	$3,371	$2,459
Reconciliation of net income to net cash provided by operating activities:
Net income	$5,319	$5,239
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,475	2,092
Stock-based compensation	222	230
Loss on early extinguishment of debt	643	—
Deferred income taxes and other non-cash items	153	(266)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(243)	(1,594)
Inventories	(742)	(1,141)
Other current assets	35	355
Other assets	(43)	2
Accounts payable and claims and discounts payable	2,189	2,834
Accrued expenses	59	765
Other long-term liabilities	2	(104)
Net cash provided by operating activities	$10,069	$8,412

Non-GAAP Financial Measures

The following provides reconciliations of certain non-GAAP financial measures presented in this Form 8-K to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company uses the non-GAAP measures “Adjusted EPS” and “Free Cash Flow” to assess and analyze underlying business performance and trends. Management believes that providing these non-GAAP measures enhances investors’ understanding of the Company’s performance.

The Company defines Adjusted Earnings per Share, or Adjusted EPS, as income from continuing operations excluding the impact of the amortization of intangible assets, acquisition-related transaction, integration and bridge financing costs, adjustments to legal reserves in connection with certain legal settlements, charges in connection with store rationalization, losses on early extinguishments of debt and losses on settlements of defined benefit pension plans divided by the Company’s weighted average diluted shares outstanding. The Company believes that this measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

The Company defines Free Cash Flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). Management uses this non-GAAP financial measure for internal comparisons and finds it useful in assessing year-over-year cash flow performance.

These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Adjusted EPS should be considered in addition to, rather than as a substitute for, income before income tax provision as a measure of our performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The Company’s definitions of Adjusted EPS and Free Cash Flow may not be comparable to similarly titled measurements reported by other companies.

Adjusted Earnings Per Share
(Unaudited)

The following is a reconciliation of income before income tax provision to Adjusted EPS:

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2016	2015	2016	2015
Income before income tax provision	$2,753	$2,453	$8,637	$8,616
Non-GAAP adjustments:
Amortization of intangible assets	202	191	795	611
Acquisition-related transaction and integration costs(1)	84	72	291	220
Acquisition-related bridge financing costs(1)	—	—	—	52
Adjustments to legal reserves in connection with legal settlements(2)	(88)	90	(85)	90
Asset impairment charge in connection with store rationalization(3)	34	—	34	—
Loss on early extinguishment of debt	—	—	643	—
Adjusted income before income tax provision	2,985	2,806	10,315	9,589
Adjusted income tax provision	1,149	1,093	3,982	3,750
Adjusted income from continuing operations	1,836	1,713	6,333	5,839
Net income attributable to noncontrolling interest	—	(1)	(2)	(2)
Adjusted income allocable to participating securities	(9)	(8)	(31)	(27)
Adjusted income from continuing operations attributable to CVS Health	$1,827	$1,704	$6,300	$5,810

Weighted average diluted shares outstanding	1,069	1,114	1,079	1,126

Adjusted earnings per share	$1.71	$1.53	$5.84	$5.16

(1) Costs associated with the acquisitions of Omnicare and the pharmacies and clinics of Target.
(2) Represents legal charges of $90 million in the fourth quarter of 2015 and $3 million in the first quarter of 2016 in connection with a disputed 1999 legal settlement, and an $88 million reversal of an accrual in connection with a legal settlement in the fourth quarter of 2016.
(3) Asset impairment charge in connection with planned store closures in 2017 related to our enterprise streamlining initiative.

Free Cash Flow
(Unaudited)

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Year Ended December 31,
In millions	2016	2015
Net cash provided by operating activities	$10,069	$8,412
Subtract: Additions to property and equipment	(2,224)	(2,367)
Add: Proceeds from sale-leaseback transactions	230	411
Free cash flow	$8,075	$6,456

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services and Retail/LTC segment performance based on net revenues, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail/LTC Segment	Corporate Segment(6)	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
December 31, 2016:
Net revenues	$31,259	$20,847	$—	$(6,135)	$45,971
Gross profit(3)	1,635	6,178	—	(207)	7,606
Operating profit (loss)(4)(5)	1,394	2,026	(233)	(192)	2,995
December 31, 2015:
Net revenues	26,514	19,903	—	(5,272)	41,145
Gross profit	1,492	6,002	—	(193)	7,301
Operating profit (loss)(5)	1,152	2,079	(325)	(177)	2,729
Year Ended
December 31, 2016:
Net revenues	119,963	81,100	—	(23,537)	177,526
Gross profit(3)	5,901	23,738	—	(782)	28,857
Operating profit (loss)(4)(5)	4,672	7,281	(894)	(721)	10,338
December 31, 2015:
Net revenues	100,363	72,007	—	(19,080)	153,290
Gross profit	5,227	21,992	—	(691)	26,528
Operating profit (loss)(5)	3,989	7,130	(1,037)	(628)	9,454

(1)
Net revenues of the Pharmacy Services Segment include approximately $2.4 billion and $2.1 billion of Retail/LTC co-payments for the three months ended December 31, 2016 and 2015, respectively, as well as $10.5 billion and $8.9 billion of Retail/LTC co-payments for the year ended December 31, 2016 and 2015, respectively.

(2)
Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur in the following ways: when members of Pharmacy Services Segment clients (“members”) fill prescriptions at our retail pharmacies to purchase covered products, when members enrolled in programs such as Maintenance Choice® elect to pick up maintenance prescriptions at one of our retail pharmacies instead of receiving them through the mail, or when members have prescriptions filled at our long-term care pharmacies. When these occur, both the Pharmacy Services and Retail/LTC segments record the revenues, gross profit and operating profit on a standalone basis.

(3)
The Retail/LTC Segment gross profit for the three months and the year ended December 31, 2016 includes $31 million and $46 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(4)	The Pharmacy Services Segment operating profit for the three months and year ended December 31, 2016 includes the reversal of an accrual of $88 million in connection with a legal settlement.

(5)
The Retail/LTC Segment operating profit for the three months and year ended December 31, 2016 includes a $34 million asset impairment charge in connection with planned store closures in 2017 related to our enterprise streamlining initiative. In addition, the Retail/LTC Segment operating profit for the three months and year ended December 31, 2016 includes $87 million and $281 million, respectively, of acquisition-related integration costs. The Retail/LTC Segment operating profit for the three months and year ended December 31, 2015 includes $52 million and $64 million, respectively of acquisition-related integration costs. The integration costs are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(6)
The Corporate Segment’s operating loss for the three months ended December 31, 2016 includes a $3 million reduction in integration costs for a change in estimate, and for the year ended December 31, 2016 the Corporate Segment’s operating loss includes integration costs of $10 million related to the acquisitions of Omnicare and the pharmacies and clinics of Target. For the year ended December 31, 2016, the Corporate Segment also included a $3 million charge related to a legacy lawsuit challenging the 1999 legal settlement by MedPartners of various securities class actions and a related derivative claim. The Corporate Segment operating loss for the three months and year ended December 31, 2015 includes $20 million and $156 million, respectively, of acquisition-related transaction and integration costs related to the acquisitions of Omnicare and the pharmacy and clinics of Target. For the three months and year ended December 31, 2015, the Corporate Segment also included a $90 million charge related to a legacy lawsuit challenging the 1999 legal settlement by MedPartners of various securities class actions and a related derivative claim.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2016	2015	2016	2015
Net revenues	$31,259	$26,514	$119,963	$100,363
Gross profit	$1,635	$1,492	$5,901	$5,227
Gross profit % of net revenues	5.2%	5.6%	4.9%	5.2%
Operating expenses(3)	$241	$340	$1,229	$1,238
Operating expense % of net revenues	0.8%	1.3%	1.0%	1.2%
Operating profit	$1,394	$1,152	$4,672	$3,989
Operating profit % of net revenues	4.5%	4.3%	3.9%	4.0%
Net revenues:
Mail choice(1)	$11,115	$10,235	$42,783	$37,828
Pharmacy network(2)	$20,065	$16,198	$76,848	$62,240
Other	$79	$81	$332	$295
Pharmacy claims processed:
Total	317.5	259.6	1,230.0	1,011.9
Mail choice(1)	23.2	22.2	89.5	85.7
Pharmacy network(2)	294.3	237.4	1,140.5	926.2
Generic dispensing rate:
Total	85.4%	83.7%	85.4%	83.7%
Mail choice(1)	78.9%	76.5%	78.2%	76.4%
Pharmacy network(2)	85.9%	84.4%	85.9%	84.4%
Mail choice penetration rate	18.0%	20.7%	18.0%	20.6%

(1)
Mail choice is defined as claims filled at a Pharmacy Services mail facility, which includes specialty mail claims inclusive of Specialty Connect® claims filled at retail, as well as prescriptions filled at our retail pharmacies under the Maintenance Choice® program.

(2)
Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category. Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including our retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity.

(3)	The Pharmacy Services Segment operating expenses for the three months and year ended December 31, 2016 includes the reversal of an accrual of $88 million in connection with a legal settlement.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
In millions	2016	2015	2016	2015
Net revenues	$20,847	$19,903	$81,100	$72,007
Gross profit(1)	$6,178	$6,002	$23,738	$21,992
Gross profit % of net revenues	29.6%	30.2%	29.3%	30.5%
Operating expenses(2)	$4,152	$3,923	$16,457	$14,862
Operating expense % of net revenues	19.9%	19.7%	20.3%	20.6%
Operating profit	$2,026	$2,079	$7,281	$7,130
Operating profit % of net revenues	9.7%	10.4%	9.0%	9.9%
Prescriptions filled (90 Day = 3 Rx)(3)	314.7	287.5	1,223.5	1,031.6
Net revenue increase (decrease):
Total	4.7%	12.5%	12.6%	6.2%
Pharmacy	5.7%	16.7%	15.9%	9.5%
Front store	(1.3)%	1.2%	0.3%	(2.5)%
Total prescription volume (90 Day = 3 Rx)(3)	9.5%	7.1%	18.6%	10.2%
Same store increase (decrease)(4):
Total sales	(0.7)%	3.5%	1.9%	1.7%
Pharmacy sales	0.2%	5.0%	3.2%	4.5%
Front store sales(5)	(2.9)%	(0.5)%	(1.5)%	(5.0)%
Prescription volume (90 Day = 3 Rx)(3)	2.0%	5.0%	3.6%	4.8%
Generic dispensing rate	85.2%	84.0%	85.7%	84.5%
Pharmacy % of total revenues	74.6%	73.9%	75.0%	72.9%

(1)
Gross profit for the three months and year ended December 31, 2016 includes $31 million and $46 million, respectively of acquisition-related integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(2)
Operating expenses for the three months and year ended December 31, 2016 include a $34 million asset impairment charge in connection with planned store closures in 2017 related to our enterprise streamlining initiative. In addition, operating expenses for the three months and year ended December 31, 2016 include $56 million and $235 million, respectively, of acquisition-related integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target. Operating expenses for the three months and year ended December 31, 2015 include $52 million and $64 million, respectively, of acquisition-related integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(3)
Includes the adjustment to convert 90-day, non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(4)	Same store sales and prescriptions exclude revenues from MinuteClinic, and revenue and prescriptions from stores in Brazil, from LTC operations and from commercialization services.

(5)
Front store same store sales would have been approximately 520 basis points higher for the year ended December 31, 2015 if tobacco and the estimated associated basket sales were excluded from the year ended December 31, 2014.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Adjusted EPS.

In millions, except per share amounts	Year Ending December 31, 2017

Income before income tax provision	$8,563	$8,863
Non-GAAP adjustments:
Amortization of intangible assets	825	825
Acquisition-related integration costs	35	35
Charge in connection with store rationalization(1)	225	225
Loss on settlement of defined benefit pension plan	195	195
Adjusted income before income tax provision	9,843	10,143
Adjusted income tax provision	3,829	3,956
Adjusted income from continuing operations	6,014	6,187
Net income attributable to noncontrolling interest	(2)	(2)
Adjusted income allocable to participating securities	(25)	(25)
Adjusted income from continuing operations attributable to CVS Health	$5,987	$6,160

Weighted average diluted shares outstanding	1,038	1,038
Adjusted earnings per share	$5.77	$5.93

In millions, except per share amounts	Three Months Ending March 31, 2017

Income before income tax provision	$1,368	$1,468
Non-GAAP adjustments:
Amortization of intangible assets	200	200
Acquisition-related integration costs	15	15
Charge in connection with store rationalization(1)	220	220
Adjusted income before income tax provision	1,803	1,903
Adjusted income tax provision	687	725
Adjusted income from continuing operations	1,116	1,178
Net income attributable to noncontrolling interest	—	—
Adjusted income allocable to participating securities	(5)	(5)
Adjusted income from continuing operations attributable to CVS Health	$1,111	$1,173

Weighted average diluted shares outstanding	1,041	1,041
Adjusted earnings per share	$1.07	$1.13

(1)
The charge in connection with store rationalization primarily represents an estimated lease obligation charge in connection with planned store closures related to our enterprise streamlining initiative.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Free Cash Flow.

In millions	Year Ending December 31, 2017

Net cash provided by operating activities	$7,700	$8,600
Subtract: Additions to property and equipment	(2,000)	(2,400)
Add: Proceeds from sale-leaseback transactions	300	200
Free cash flow	$6,000	$6,400